UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2018

THEMAVEN, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2125 Western Avenue, Suite 502 Seattle, WA	98121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  775-600-2765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement.

On March 13, 2018, TheMaven, Inc. (the “Company”), HubPages, Inc., a Delaware corporation (“HubPages”), HP Acquisition Co., Inc., a Delaware corporation (“HPAC”), which is a wholly-owned subsidiary of the Company, and Paul Edmondson, solely in his capacity as Securityholder Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which HPAC will merge with and into HubPages, with HubPages continuing as the surviving corporation in the merger and a wholly-owned subsidiary of the Company (the “Merger”).

The Merger Agreement provides that all issued and outstanding common stock and preferred stock of HubPages, along with all outstanding vested stock options issued by HubPages will be exchanged for an aggregate of $10 million in cash (the “Merger Consideration”). The aggregate Merger Consideration to be issued at closing shall be reduced by (i) $1.5 million to be held in escrow to satisfy any indemnification obligations due under the Merger Agreement and (ii) to the extent that a seller-side representation and warranty insurance policy is obtained and bound at closing, 50% of the total premium, underwriting costs, brokerage commissions and other fees and expenses of such policy.

In addition, the Merger Agreement provides that all outstanding unvested stock options issued by HubPages will be cancelled for no additional consideration and that at closing certain Key Personnel (as that term is defined in the Merger Agreement) will receive an aggregate of 2.4 million shares of the Company’s common stock, subject to cut-back and vesting as set forth in the Merger Agreement.

Based on information provided by HubPages, for the year ended December 31, 2017, HubPages reported total revenues of $4,904,759, a net profit of $575,963, cash and cash equivalents of $981,173 and net working capital of $1,274,069. Under the terms of the Merger Agreement, all cash and cash equivalents held by HubPages on the closing date shall become the property of the Company. Assuming the Merger closes on June 1, 2018, the Company plans to consolidate HubPages prospective financial results from the date of closing.

The Merger Agreement contains typical representations and warranties by HubPages about its business, operations and financial condition. Consummation of the Merger is subject to certain customary closing conditions. The Company will have to obtain financing for of the Merger Consideration, and there can be no assurance that the Company will be able to obtain the necessary funds on terms acceptable to it or at all. Accordingly, there is no assurance that the Merger will be completed as contemplated.

Subject to the satisfaction or waiver of all closing conditions, and obtaining the necessary financing, the Company expects to consummate the Merger by June 1, 2018. Should the Company not be able to consummate the Merger by June 1, 2018 due to its inability to obtain the funds necessary to pay the Merger Consideration, the Company shall be obligated to pay HubPages a termination fee of $1 million.

The foregoing is only a brief description of the respective material terms of the Merger Agreement, does not purport to be a complete description of the respective rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Merger Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01	Other Events.

On March 19, 2018, the Company issued a press release announcing the execution of the Merger Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated as of March 13, 2018, by and among TheMaven, Inc., HP Acquisition Co., Inc., HubPages, Inc. and Paul Edmondson as the Securityholder Representative

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: March 19, 2018	By:	/s/ Martin L. Heimbigner
	Name:	Martin L. Heimbigner
	Title:	Chief Financial Officer